Exhibit 99.1

___________________________________________________________________________
News Release

For Immediate Release	For Further Information, Contact:
July 1, 2021	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES
MIRAMAR ACTIVITY BUSINESS CENTER IN SAN DIEGO

This deal represents its third industrial acquisition in California within the last year

(SAN DIEGO) – Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has acquired Miramar Activity Business Center, which consists of five industrial flex buildings in the Miramar submarket of San Diego.
The 161,000-square-foot complex is situated 1 mile from the I-15 in Central San Diego. This location is advantageous for tenants who need to be well positioned geographically in the market since it provides direct access to the majority of the city’s population within 30 minutes. Demand for industrial and logistics real estate has continued to grow within this market in recent years, while availability has simultaneously diminished. Additionally, recent capital improvements have given the asset a competitive advantage in retaining tenants.
“San Diego is proving to be an important and growing market for industrial tenants,” said Eric Hepfer, managing director in the Hines San Diego Office. “We are excited to be closing another industrial acquisition in the San Diego market. Miramar Activity Business Center is a best-in-class business park in one of San Diego’s most robust submarkets.”
Omar Thowfeek, managing director, investments of Hines Global added, “The area’s sizable labor pool for flex and distribution-focused warehouse space, combined with the prime location, make Miramar Activity Business Center a strong long-term investment and solid addition to the existing Hines Global portfolio.”
Hines Global is diversified by geography and real estate asset class, with a focus on strategic sectors and markets. Its $2.3 billion portfolio is 94% leased. With this acquisition, the portfolio holds 16 industrial assets, which make up half its overall value. Its industrial allocation spans the United States, Netherlands, United Kingdom, Poland, Germany and Spain.
Hines has been investing and developing in the industrial real estate sector since 1957 with more than 330 projects in 13 countries. Globally, the firm has acquired 42 million square feet of space and developed 47 million square feet (with 10.9 million square feet of projects currently in design or under development) in the industrial sector.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 240 cities in 27 countries. Hines oversees a portfolio of assets under management valued at approximately $160.9 billion¹, including $81.7 billion in assets under management for which Hines serves as investment manager, and $79.2 billion representing more than 172.9 million square feet of assets for which Hines provides third-party property-level services. Historically, Hines has developed, redeveloped or acquired approximately 1,450 properties, totaling over 485 million square feet. The firm has more than 180 developments currently underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of December 31, 2020.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the value to be generated by the business center, future expansion of Hines Global’s worldwide logistics portfolio, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the business center, the tenant remaining committed to its lease obligations and continuing to pay rent in a timely manner and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.